Exhibit 19.1
ENVISTA HOLDINGS CORPORATION

INSIDER TRADING POLICY

(Amended and Restated as of February 27, 2023)

1.    BACKGROUND AND PURPOSE

The U.S. federal securities laws prohibit all directors and employees of Envista Holdings Corporation and its subsidiaries (collectively, “Envista” or the “Company”) from purchasing or selling Company securities on the basis of material non-public information concerning the Company, or from tipping material non-public information to others. These laws impose severe sanctions on individuals who violate them. In addition, the U.S. Securities and Exchange Commission (“SEC”) has the authority to impose large fines on the Company and on the Company’s directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

The purpose of this Policy is to help ensure that Envista’s directors and employees comply with all applicable laws regarding securities trading. This Policy applies to (i) all directors and employees of Envista, (ii) all family members of any Envista director or employee who shares the same address as, or is financially dependent on, such director or employee and any other person (other than a tenant or employee) sharing such director’s or employee’s household (collectively, “Immediate Family Members”), and (iii) all entities (other than the Company) as to which any of the persons referenced in clauses (i) and (ii) above exercises voting or investment control over Envista securities (collectively, “Controlled Entities”). The persons and entities described in clauses (i) through (iii) above are referred to as the “Envista Personnel.” Nothing in this Policy applies to transactions by the Company itself. This Policy applies to all Envista securities (e.g., common stock, bonds, stock options and other derivative securities), not just Envista common stock, but does not apply to transactions in broad-based mutual funds.

2.    DEFINITION OF TERMS

The following defined terms are used in this Policy:

2.1    Material Non-Public Information. Information concerning Envista is considered material if there is a substantial likelihood that a reasonable shareholder would consider the

Envista Holdings Corporation Insider Trading Policy
information important in making a decision to buy or sell Envista securities.1 Information relating to Envista is considered non-public until two full business days after it has been widely disseminated to the public through a broadly disseminated press release and/or a report filed or furnished with the SEC. Material Non-Public Information refers to material information that is non-public.

2.2    Purchase or Sale. For purposes of this policy, a purchase or sale of Envista securities shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open-market purchase or sale, this occurs when the trade is executed, not when it settles). For purposes of this policy, purchases and sales of Envista securities may include, without limitation (i) transactions in Envista securities held in joint accounts or accounts of Controlled Entities, (ii) transactions in Envista securities as to which the Envista Personnel acts as trustee, executor or custodian, and (iii) transactions in Envista securities for the benefit of any Envista Personnel.

3.    REQUIREMENTS APPLICABLE TO ALL ENVISTA PERSONNEL

3.1    Prohibited Activities. Except as provided in Section 3.2, no Envista Personnel may:

•purchase or sell any securities of the Company while he or she is aware of any Material Non-Public Information or recommend to another person that they do so;
•communicate, “tip” or disclose Material Non-Public Information to (i) persons within Envista whose jobs do not require them to have such information, or (ii) persons outside Envista unless such disclosure is made in accordance with Envista policies concerning the use and disclosure of confidential information and in accordance with the job responsibilities of the Envista Personnel who is disclosing such information;
•purchase or sell any securities of another company while he or she is aware of any material non-public information concerning such other company which he or she learned in the course of his or her service as an Envista director or employee (“Other Company MNPI”), or recommend to another person that they do so; or
•communicate, “tip” or disclose Other Company MNPI to (i) persons within Envista whose jobs do not require them to have such information, or (ii) persons outside Envista unless such disclosure is made in accordance with Envista policies concerning the use
1 Examples of material information with respect to a given company may include, but are not limited to: (1) Financial performance, particularly quarterly and year-end revenue and earnings, (2) company projections that differ significantly from external expectations, (3) business plans or strategies, (4) a significant change in management, (5) significant regulatory actions or developments, significant actual or potential litigation, or the resolution of the same, (6) a major contract award or cancellation of an existing, major contract, (7) introduction of a material new product, technology or service or material developments with respect to existing products, technologies and services, (8) the gain or loss of material customers or suppliers, (9) changes in critical accounting policies or practices, (10) extraordinary borrowings or liquidity problems, (11) a potential material merger, acquisition, divestiture, joint venture, or other transaction for which the company has entered into an agreement in principle or a letter of intent, (12) a planned offering or sale of the company's securities, (13) a material change in dividend policy, (14) the declaration of a stock split, (15) a significant change in the company’s credit rating, or (16) a significant disruption in the company's operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure.

Envista Holdings Corporation Insider Trading Policy
and disclosure of confidential information and in accordance with the job responsibilities of the Envista Personnel who is disclosing such information.

3.2.    Exceptions. The prohibitions set forth in Section 3.1 do not apply to:

•exercises or vestings of stock options or other equity awards under any Envista equity compensation plan or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable plan and award agreement (provided, however, that the securities so acquired may not be sold while the person is aware of Material Non-Public Information or (in the case of Blackout Personnel) during a blackout period);
•acquisitions into the Envista securities fund under the Company’s 401(k) plan which are made pursuant to standing instructions not entered into or modified while the Envista Personnel is aware of Material Non-Public Information or (with respect to Blackout Personnel) subject to a blackout period;
•transactions made pursuant to a written plan or contract that complies with the terms of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Envista’s Policy Regarding 10b5-1 Trading Plans, attached as Appendix B to this Policy;
•purchases of securities from Envista or sales of securities to Envista; and
•other transactions to the extent authorized in advance by Envista’s General Counsel.

3.3    No Short Sales or Transactions in Derivatives of Envista’s Securities. All Envista Personnel are prohibited from engaging at any time in:

•short sales of Envista common stock (i.e., selling more Envista shares than one owns, a technique used to speculate on a decline in stock price); or

•transactions in any derivative of an Envista security, including, but not limited to, buying or selling puts, calls or other options (except for instruments granted under an Envista equity compensation plan).

4.    ADDITIONAL REQUIREMENTS APPLICABLE TO CERTAIN DIRECTORS, OFFICERS AND EMPLOYEES

4.1    Persons Subject to Preclearance. The pre-clearance requirements set forth in Section 4.2 apply at all times to (i) all directors and officers of Envista, (ii) those employees privy to financial information and/or other material nonpublic information about the Company, and (iii) any other associates notified from time to time by the Compliance Officer, and in each of case (i) – (iii), all Immediate Family Members and all Controlled Entities of such persons (collectively, “Preclearance Personnel”).

4.2    Preclearance Requirements. No Preclearance Personnel may purchase or sell (or otherwise make any transfer, gift, pledge or loan of) securities of the Company (other than in a transaction permitted under Section 3.2, although directors and executive officers must notify the Compliance Office before entering into a transaction permitted under Section 3.2), unless such person preclears the transaction with the Compliance Officer. The Compliance Officer may not buy or sell (or otherwise make any transfer, gift, pledge or loan of) Envista securities unless the transaction has been approved by Envista’s Chief Financial Officer or General Counsel. A

Envista Holdings Corporation Insider Trading Policy
request for preclearance must be made in accordance with the procedures set forth on Appendix A. The Compliance Officer shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are pre-cleared must be effected within five business days following receipt of the preclearance (unless a specific exception has been granted by the Compliance Officer). A precleared trade (or any portion of a precleared trade) that has not been effected during such period must be precleared again prior to execution. Notwithstanding receipt of preclearance, if the person who received the preclearance becomes aware of Material Non-Public Information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. The fact that a particular intended trade has been denied preclearance should be treated as Material Non-Public Information.

4.3.    Persons Subject to Regular Blackout Periods. The provisions of Section 4.4 apply to (1) all Preclearance Personnel, and (2) all presidents, chief financial officers and general counsels (including their respective Immediate Family Members and Controlled Entities) of each business unit that reports directly to the Envista corporate office and accounted for five percent (5%) or more of Envista's total revenues during the most recently completed Envista fiscal year, as well as any other associates notified from time to time by the Compliance Officer (collectively, the “Blackout Personnel”).

4.4    Regular Blackout Periods. Except as provided in Section 3.2 or as approved in advance by Envista’s Chief Financial Officer or General Counsel, no Blackout Personnel may purchase or sell any securities of the Company during the period beginning on the tenth day of the last calendar month of any Envista fiscal quarter and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter (a “regular blackout period”).

4.5    Special Blackout Periods. The Company may from time to time notify the Blackout Personnel and/or other specified employees that an additional blackout period (a “special blackout period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 3.2 or as approved in advance by Envista’s Chief Financial Officer or General Counsel, no such individual may purchase or sell any securities of the Company during such special blackout period or inform anyone else that a special blackout period is in effect. (In this policy, regular blackout periods and special blackout periods are each referred to as a “blackout period.”)

4.4    Regulation BTR Blackout Period. If Envista is required to impose a “pension fund blackout period” under Regulation BTR under the Sarbanes-Oxley Act, no Envista director or executive officer shall, directly or indirectly sell, purchase or otherwise transfer during such blackout period any Envista equity securities acquired in connection with his or her service as a director or officer of Envista, except as permitted by Regulation BTR.

5.    RULE 144 AND SECTION 16 REQUIREMENTS APPLICABLE TO INSIDERS

The U.S. securities laws impose additional requirements on certain transactions by corporate “insiders.”

5.1    General Overview of Section 16. Section 16 of the Exchange Act (“Section 16”), applies to every person who is the beneficial owner of more than 10% of the outstanding common stock of Envista and to each director and “officer” of Envista (as defined in Rule 16a-1(f) of the

Envista Holdings Corporation Insider Trading Policy
Exchange Act) for purposes of Section 16, which designation typically includes Envista’s executive officers and principal accounting officer or, if there is no principal accounting officer, controller (collectively, “Section 16 Insiders”). The following is a brief summary of Section 16:
•Section 16(a) requires insiders to electronically file public reports of their transactions involving Envista equity securities. You should assume that any instrument that derives its value from an equity security of Envista could be considered an equity security under Section 16.
•Section 16(b) provides that any profit realized by a Section 16 Insider from any “short-swing” transactions (i.e., any purchase and sale, or sale and purchase, of any Envista equity security within less than six months) is recoverable by Envista.
•Section 16(c) prohibits short sales by Section 16 Insiders of equity securities of Envista.
•Section 16(a) requires an insider, upon becoming a Section 16 Insider, to file with the SEC an initial report on Form 3 disclosing his or her beneficial ownership of all equity securities of Envista. To keep this information current, Section 16(a) also requires Section 16 Insiders to report all subsequent transactions involving Envista equity securities on Form 4 before the end of the second business day following the day on which the subject transaction has been executed.2
•Any late or delinquent Section 16 filings are required to be reported in Envista’s proxy statement in a separate captioned section, naming the name of the person who was delinquent. In addition, the SEC has been granted broad authority under the Exchange Act to seek “any equitable relief that may be appropriate or necessary for the benefit of investors” for violations of any provisions of the securities laws, and any failure to comply with the requirements of Section 16 may result in an SEC enforcement action against the person who fails to comply.

5.2    Section 16 Notification and Certification Procedures. In addition to the preclearance requirements referenced in Section 4.2, each Section 16 Insider must notify the Compliance Officer by sending an email prior to executing any of the transactions set forth in Section 3.2 (and must also notify the Compliance Officer following completion of the transaction). In addition, as part of the D&O Questionnaires completed annually by each Section 16 Insider, all Section 16 Insiders are required to certify that they have complied with Section 16(a) and have made all required Section 16 filings.

5.3    Applicability of Section 16 Following Termination. Under certain circumstances, transactions after a Section 16 Insider ceases to be a director or officer of Envista may also be subject to and reportable under Section 16. Generally, if after ceasing to be a director or officer of Envista, the Section 16 Insider engages in a non-exempt transaction involving Envista equity securities which occurs within a period of less than six months of a non-exempt, opposite-way transaction, the transaction would be subject to Section 16 and would need to be reported. Please contact the Compliance Officer upon termination of Section 16 Insider status for further guidance on compliance with Section 16 requirements.

5.4    Form 144. Sales by “affiliates” (including directors, executive officers, and 10% or greater stockholders) are subject to Rule 144 requirements under the Securities Act of 1933, including volume limitations, holding periods, “manner of sale” conditions, and reporting with
2 Certain, limited transactions are eligible for reporting on a deferred, year-end basis on Form 5. In addition, certain employee benefit plan transactions involving discretionary transactions where the reporting person does not select the date of execution, are not required to be reported until the second business day following the date the reporting person is notified of the transaction, as long as such notice is delivered not later than the third business day after the trade date.

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the SEC. The legal obligation to file these reports and comply with the related rules rests on the individual “affiliate”. Brokers or financial advisors generally will assist such persons in the preparation and filing of a Form 144 with the SEC.

6.    REPORTING VIOLATIONS; PENALTIES FOR VIOLATION

6.1    Reporting Violations. Anyone who is subject to this Policy and who violates this Policy or any applicable laws referenced herein, or becomes aware of any violation of this Policy or of the applicable laws referenced herein, must report the violations immediately to the Compliance Officer.

6.2    Penalties for Violations. Violation of any provision of this Policy is grounds for disciplinary action by the Company, up to and including termination of employment.

7.    GENERAL INFORMATION

7.1    Compliance Officer. The Insider Trading Compliance Officer (the “Compliance Officer”) shall be designated by Envista’s General Counsel. Please direct all inquiries regarding any provisions or procedures of this Policy or the requirements of applicable laws to the Compliance Officer.

7.2    Assistance. The Company will provide reasonable assistance to all directors and executive officers, as requested, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with each director and executive officer, and each director and executive officer is responsible for ensuring his or her transactions do not give rise to “short swing profit” liability under Section 16.

7.3    Limitation on Liability. None of the Company, the General Counsel, the Compliance Officer or any of the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to Section 4.2 or for any other action related to this Policy. Notwithstanding any preclearance of a transaction pursuant to Section 4.2 or notice of a transaction pursuant to Section 5.2, none of the Company, the General Counsel, the Compliance Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in or adopting such transaction.

Envista Holdings Corporation Insider Trading Policy
APPENDIX A

TRADING PRECLEARANCE PROCEDURES

1.    You must submit all preclearance requests to the Compliance Officer by email. You should submit preclearance requests at least one business day before your intended trade date.

2.    Your preclearance request should (1) briefly describe the proposed transaction (e.g., an open market sale of shares, a cashless sell-all option exercise, etc.), and (2) indicate the number of options or shares that are the subject of the proposed transaction. Your preclearance request must also include the following language:

By submitting this request to preclear a transaction in or relating to securities of Envista Holdings Corporation, I certify that (1) I have read and understand Envista’s Insider Trading Policy, (2) I am not aware of any material non-public information relating to Envista Holdings Corporation or any of its subsidiaries, and (3) this proposed transaction will be effected in full compliance with Envista’s Insider Trading Policy and applicable law. I agree that if I (i) become aware of any material non-public information about Envista Holdings Corporation or any of its subsidiaries, or (ii) become subject to a blackout period, in each case at any time after my proposed transaction is precleared and before it is fully executed, I will immediately stop the proposed transaction and contact Envista’s Compliance Officer.

3.    In addition, any preclearance request by a Section 16 Insider must also indicate whether the insider has effected any non-exempt, “opposite-way” transactions within the past 6 months.

Envista Holdings Corporation Insider Trading Policy
APPENDIX B

ENVISTA HOLDINGS CORPORATION POLICY REGARDING 10B5-1 TRADING PLANS

The U.S. federal securities laws prohibit employees and directors of a publicly-traded company from selling company securities while aware of material non-public information about the company. Securities Exchange Act Rule 10b5-1 effectively establishes a safe harbor from the application of these laws. The safe harbor allows sales to be made even if a person is aware of material non-public information at the time the sale occurs, as long as he or she can demonstrate, among other requirements, that the sale occurred pursuant to (1) a binding contract, specific instruction or written plan, that (2) was put into place at a time when he or she was not aware of material non-public information. Trading plans that are established to take advantage of the Rule 10b5-1 safe harbor are known as “10b5-1 trading plans” or simply as “trading plans” or “plans.”

10b5-1 trading plans can be an effective tool in helping public company insiders diversify their holdings of company stock while complying with the U.S. federal securities laws. It is critically important, however, that persons entering into such plans act in good faith and comply with applicable Securities and Exchange Commission (“SEC”) rules and regulations regarding trading plans. Accordingly, Envista Holdings Corporation (the “Company”) has adopted the following requirements that directors, officers and other employees (referred to collectively as “associates”) must comply with in establishing, amending, operating and terminating a 10b5-1 trading plan.

1. Implementation. No trading plan may be implemented or materially amended:

•while the associate is aware of material, non-public information; or
•during a period that is designated as a regular or special blackout period under the Company’s Insider Trading Policy.

2. Structure. All trading plans must be in writing and structured so that the plan:

•specifies the amount, price and date of the transaction;
•includes a written formula, algorithm or computer program for determining the amount of securities to be sold and the price at which and the date on which the securities are to be sold; or
•precludes the associate from exercising any subsequent influence over how, when or whether to effect sales.

3. Envista review/notice. All proposed trading plans and any proposed amendments or termination of current trading plans must be submitted to the Company’s Compliance Officer for review at least five days prior to effectuating any such action, to ensure compliance with this Policy and the Company’s Insider Trading Policy and, in the case of executive officers subject to Section 16 reporting and directors (collectively, “Section 16 Insiders”), to allow the Company to disclose such plan or termination of a plan with the SEC.

4. Cooling-off periods. No transaction may be made under any trading plan:

Envista Holdings Corporation Insider Trading Policy
•with respect to Section 16 Insiders, until at least the later of (i) 90 days following the adoption of the trading plan and (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but not to exceed 120 days following the adoption of the trading plan); or
•with respect to persons who are not Section 16 Insiders, within the first 30 days following the adoption of the trading plan.

If a trading plan is terminated prior to its expiration date, the associate may not effectuate any transactions under a subsequent trading plan until the applicable cooling off period set forth above has passed. Similarly, modifications to an existing trading plan relating to the amount, price, or timing of the purchase or sale (or the written formula or algorithm or computer program that affects the amount, price or timing of the purchase or sale) will be treated as a termination of the plan and the entry into a new trading plan and, accordingly, will require a new cooling off period.

5. Suspension or Termination at the Company’s Request. All trading plans must permit the associate establishing the plan to suspend transactions under the plan, or terminate the plan, at any time at the request of the Company in order to comply with any applicable legal or contractual limitations.
6. No Hedging. An associate will lose the availability of 10b5-1’s affirmative defense if he or she enters into or alters a corresponding or hedging transaction with respect to the Company’s securities. In addition, the Company’s Insider Trading Policy prohibits associates from engaging in any transactions in any derivatives of an Envista security.

7. Disclosure obligations. The reporting obligations of directors and executive officers under Rule 144 and Section 16 apply to sales made under trading plans in essentially the same way they apply to other sales. Effective April 1, 2023, for transactions under a trading plan, Section 16 Insiders must (i) check a box on Forms 4 and 5 indicating that the transaction is pursuant to a plan intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) and (ii) disclose the date of adoption of the plan. As a result, it is important to ensure that the brokers who administer trading plans for Company associates immediately inform the Company’s Compliance Officer of any trades that occur under such plans.

8. Other requirements. Associates establishing trading plans are also required to comply with the following additional practices:

•All persons entering into a trading plan must act in good faith with respect to the plan.
•Section 16 Insiders must include a representation in the trading plan certifying that, at the time of the adoption of a new or modified trading plan: (1) they are not aware of material nonpublic information about the Company or its securities; and (2) they are adopting the contract, instruction, or plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
•Associates may only have one trading plan in effect with respect to the open-market purchase or sale of any Company securities held by the associate, except associates may simultaneously maintain two trading plans if:

Envista Holdings Corporation Insider Trading Policy
otrading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution. If the earlier plan is terminated early, trading under the later plan cannot commence until the applicable cooling off period has run from the termination date of the earlier plan; or
opermitted by SEC rules.
•Trading plans designed to cover a single trade are limited to one plan per 12-month period.
•Associates may not engage in transactions involving Company securities outside the plan while the plan is in effect.
•All trading plans must have a duration of not less than six months nor more than 18 months, except as otherwise approved by the Compliance Officer.
•Exercise caution in terminating a trading plan before its scheduled expiration date, since any such termination could call into question whether the plan was entered into in good faith and could result in a loss of the 10b5-1 safe harbor for trades previously made under the plan. Note that, effective April 1, 2023, the Company is required to disclose, in its quarterly reports with the SEC, the termination (including a modification relating to the amount, price, or timing of a purchase or sale, which constitutes a termination) of a trading arrangement by a Section 16 Insider, including the date of termination of the plan. As set forth in Section 3 above, all associates must provide the Compliance Officer with at least five days prior notice if an associate intends to terminate a plan prior to its scheduled expiration date.
•Otherwise comply with the applicable requirements of Rule 10b5-1 under the Securities Exchange Act.